Exhibit 10.2

Execution Version

TERMINATION AGREEMENT

This Termination Agreement, effective as of June 2, 2019 (this “Termination Agreement”), is entered into by and among Spirit MTA REIT, a Maryland real estate investment trust (the “Company”), Spirit Realty AM Corporation, a Delaware corporation (“Manager”), Spirit Realty Capital, Inc., a Delaware corporation (“SRC”), and Spirit MTA Preferred Holder, LLC, a Delaware limited liability company (“Holdings”).

WHEREAS, the Company was spun-off from SRC pursuant to that certain Separation and Distribution Agreement (the “Separation Agreement”), dated as of May 21, 2018, between SRC and SMTA (the “SMTA Spin-Off”);

WHEREAS, in connection with the SMTA Spin-Off, the Company and Spirit Realty, L.P., a Delaware limited partnership (“SRLP”), as manager, entered into that certain Asset Management Agreement, dated May 31, 2018 (the “Asset Management Agreement”), pursuant to which SRLP as manager agreed to provide certain management and other services to the Company;

WHEREAS, pursuant to the Assignment and Acceptance Agreement, dated April 1, 2019, SRLP assigned all of its rights and obligations under the Asset Management Agreement to Manager, however SRLP continued to be liable to the Company for all errors and omissions of Manager;

WHEREAS, pursuant to that certain Equity Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among the Company, SMTA Financing JV, LLC, an indirect wholly owned subsidiary of the Company, Banner NewCo LLC (“Newco”), a wholly owned subsidiary of Seller, and Hospitality Properties Trust (“Buyer”), Buyer will, among other things acquire all of the limited liability company interests of Newco, which, immediately prior to the closing of the transactions contemplated by the Purchase Agreement, will own all of the outstanding equity interests of each of the Acquired Companies (as defined in the Purchase Agreement); and

WHEREAS, the parties desire to terminate the Asset Management Agreement on the date of closing (the “EPA Closing”) of the transactions contemplated by the Purchase Agreement (the “Purchase Agreement Closing Date”).

NOW, THEREFORE, in consideration of the promises and the mutual covenants and provisions herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, upon the terms and subject to the conditions contained herein, hereby agree as follows:

1.	Definitions. Capitalized terms used and not otherwise defined in this Termination Agreement shall have the meanings set forth in the Asset Management Agreement unless otherwise specified.

2.

Termination of Asset Management Agreement. The Company and Manager agree that, effective upon the Purchase Agreement Closing Date, the Asset Management Agreement shall be deemed terminated by the Manager pursuant to the last sentence of Section 12(c)(ii), without need for any prior written notice. Effective upon the Purchase Agreement Closing Date, Manager hereby irrevocably waives any right it may have to be paid a Promote pursuant to Section 14 of the Asset Management Agreement. The Company agrees that the Manager shall not be required to take the actions contemplated by clauses (i), (ii) and (iii) of Section 16(a) of the Asset Management Agreement in connection with the termination of the Asset Management Agreement pursuant hereto. For avoidance of doubt, in connection with the termination of the Asset Management Agreement pursuant hereto, the Company shall pay to Manager (a) the Termination Fee contemplated by Section 13 of the Asset Management Agreement, it being understood that for such purpose the Purchase Agreement Closing Date shall be the Effective Termination Date contemplated thereby, (b) all compensation to the Manager accrued, but not paid, under the Asset Management Agreement prior to the Purchase Agreement Closing Date (excluding the Termination Fee addressed in preceding clause (a) and any Promote), and (c) all expenses for which Manager is entitled to reimbursement under the Asset Management Agreement as of the Purchase Agreement Closing Date to the extent not previously paid. The Company shall make the payments to the Manager required under clause (a) of the preceding sentence on the Purchase Agreement Closing Date, and under clauses (b) and (c) of the preceding sentence promptly upon receipt of an invoice therefore. Additionally, for the avoidance of doubt, Section 9 and Section 10 of the Asset Management Agreement shall survive the termination of the Asset Management Agreement, as provided under Section 16(c) of the Asset Management Agreement.

3.

Indemnification Reaffirmation. The Company hereby reaffirms its indemnification obligations with respect to the Manager under Section 10 of the Asset Management Agreement, and also reaffirms its indemnification obligations under Article IX the Separation Agreement, in each case subject to the limitations thereon, and the qualifications thereto, set forth in such agreements. SRC hereby reaffirms SRLP and Manger’s indemnification obligations with respect to the Company under Section 10 of the Asset Management Agreement, and also reaffirms its indemnification obligations under Article IX the Separation Agreement, in each case subject to the limitations thereon, and the qualifications thereto, set forth in such agreements. For the avoidance of doubt, (a) the indemnification obligations of SMTA under Section 10 of the Asset Management Agreement include (but are not limited to) any acts or omissions of any Indemnified Party related to the Master Trust Notes (as defined below) or the Master Trust Transaction Documents (as defined below), (b) the term “SMTA Liabilities” in the Separation Agreement includes any indebtedness, obligations, liabilities or claims arising out of or in relation to the Master Trust Transaction Documents, the Master Trust Issuers (as defined below) or any property or assets transferred by SRC or any of its affiliates to any of the Master Trust Issuers pursuant to any Master Trust Transaction Documents (other than the SRC Performance Undertakings and any Liability allocated to the SRC Group under the Environmental Indemnity (each as defined in the Separation Agreement), and (c) the indemnification obligations of SMTA under Article IX of the Separation Agreement include, among other matters, all Losses of the SRC Indemnitees (each as defined in the Separation Agreement) relating to, arising out or resulting from (i) the SMTA Liabilities and (ii) any Liability related to the SRC Performance Undertakings and any Liability allocated to the SRC Group under the Environmental Indemnity, in each case subject to the limitations thereon, and the qualifications thereto, set forth in such agreements. In the event that SRC or its affiliates makes any payment or suffers any Losses relating to, arising out of, or resulting from the SMTA Liabilities, the SRC Performance Undertakings or any Liability allocated to the SRC Group under the Environmental Indemnity, SMTA shall indemnify the SRC Indemnitees in accordance with Article IX of the Separation Agreement, subject to the limitations thereon, and the qualifications thereto, set forth in the Separation Agreement. “Master Trust Transaction Documents” means the Master Trust Indenture, the Custody Agreement, the Property Management Agreement, the LLC Agreements and the other Transaction Documents (as defined in the Master Trust Indenture). “Master Trust Indenture” means the Second Amended and Restated Master Indenture, dated as of May 20, 2014, among the Master Trust Issuers, as issuers, and the Trustee, as amended, restated and supplemented from time to time. “Master Trust Notes” means the classes and series of notes issued and outstanding under the Master Trust Indenture. “Master Trust Issuers” means Spirit Master Funding, LLC, Spirit Master Funding II, LLC, Spirit Master Funding III, LLC, Spirit Master Funding VI, LLC and Spirit Master Funding VIII, LLC.

4.

Purchase of Series A Preferred. The Company acknowledges that the consummation of the transaction contemplated by the Purchase Agreement, together with the termination of the Asset Management Agreement pursuant hereto, will constitute an “Offer to Purchase Event” (as defined in Section 18 of Article Second of the Articles Supplementary, dated May 31, 2018, to the Company’s declaration of trust (“Articles Supplementary Section 18”)). The Company agrees that, unless prohibited by law, the Company will repurchase the 6,000,000 10.0% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest of the Company (the “Series A Shares”) held by Holdings on the Purchase

Agreement Closing Date, without need for any prior written notice in satisfaction of its obligation under Articles Supplementary Section 18 to repurchase such shares in connection with an Offer to Purchase Event, and Holdings agrees to sell those Series A Shares to the Company on Purchase Agreement Closing Date. For the avoidance of doubt, unless prohibited by law, on the Purchase Agreement Closing Date, the Company shall purchase the Series A Shares from Holdings, and Holdings shall sell the Series A Shares to the Company, for a purchase price equal to $25.00 per share, plus any accrued and unpaid dividends to, but not including, the Purchase Agreement Closing Date. Holdings hereby represents and warrants that it has, and as of the Purchase Agreement Closing Date will have, title to the Series A Shares to be sold by it, free and clear of liens and encumbrances, other than those arising under the securities laws. If the Company is prohibited by law from purchasing the Series A Shares at the Purchase Agreement Closing Date, the purchase and sale of the Series A Shares shall occur as soon as such legal prohibition is no longer applicable, it being understood that, if the Company does not repurchase the Series A Shares on the Purchase Agreement Closing Date by reason of a legal prohibition, it shall not make any distributions in respect of the Common Shares or any other class of equity securities on or after the Purchase Agreement Closing Date (other than distributions to the holders of Common Shares of common interests in a liquidation trust that has assumed the obligation to repurchase Series A Shares and has agreed that no distributions in respect of the common interests or any other class of equity securities of the liquidating trust will be made until the Series A Preferred Shares have been repurchased) until such time as such legal prohibition is no longer applicable and the Series A Shares shall have been repurchased in accordance with the foregoing.

5.	Property Transfer Agreement.

a.

If the EPA Closing occurs and the Property Transfer Agreement is terminated without the Property Transfer being consummated, SRC shall, or shall cause Spirit FJ SMF SPE, LLC (“Property Seller”) or other affiliate to, immediately pay or cause to be paid to the Company an aggregate amount equal to the sum of the Flying J Loan Repayment Amount and the Burger King Loan Repayment Amount (each as defined in the Property Transfer Agreement).

b.	At SRC’s request, the Company shall use reasonable best efforts to:

i.	enforce the provisions of Section 2.03(i) of the Purchase Agreement in accordance with its terms on Property Seller’s behalf; and

ii.	enforce the provisions of Sections 2.06(d) and 2.06(e) of the Purchase Agreement in accordance with its terms on behalf of SRC and its affiliates.

6.

Third Party Beneficiaries. This Termination Agreement is for the sole benefit of the parties and each of their respective permitted successors and permitted assigns and is not intended to confer upon any other person any rights or remedies hereunder.

7.

Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning, construction or interpretation of, this Termination Agreement.

8.

Counterparts. This Termination Agreement may be executed by counterpart signature, each of which signature shall be deemed an original, all of which together shall constitute one in the same instrument.

9.

Electronic Delivery. Furthermore, delivery of a copy of such signature by email or other electronic exchange methodology shall constitute a valid and binding execution and delivery of this Termination Agreement by such party, and such electronic copy shall constitute an enforceable original document.

10.

Applicable Law. This Termination Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made and performed in that State, without giving effect to the conflict of laws principles.

11.

Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Termination Agreement, and this Termination Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable.

12.	Null and Void. In the event that the Purchase Agreement is terminated without the closing thereunder occurring, this Termination Agreement shall be null and void and of no further force and effect.

13.

Entire Agreement. This Agreement contains the entire agreement and understanding among the parties with respect hereto (and supersedes any prior agreements or understandings among the parties with respect to the subject matter hereof).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the date first above written.

SPIRIT REALTY AM CORPORATION
a Delaware Corporation

By:	/s/ Jay Young
Name:	Jay Young
Title:	Secretary

SPIRIT SMTA PREFERRED HOLDER, LLC
a Delaware limited liability company

By:	Spirit SPE Manager, LLC,
A Delaware limited liability company,
Its manager

	By:	/s/ Jay Young
	Name:	Jay Young
	Title:	Executive Vice President, General Counsel and Corp Secretary

SPIRIT REALTY CAPITAL, INC.,
A Maryland corporation, on behalf of itself and all affiliates thereof

By:	/s/ Jay Young
Name:	Jay Young
Title:	Executive Vice President, General Counsel and Corp Secretary

SPIRIT MTA REIT

By:	/s/ Ricardo Rodriguez
Name:	Ricardo Rodriguez
Title:	Chief Executive Officer, President, Chief Financial Officer and Treasurer

Signature Page to Termination Agreement (Manager Agreements)